Exhibit 99.2

Compass Diversified Holdings	Investor Relations and Media Contacts:
James J. Bottiglieri	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
203.221.1703	212.477.8438 / 212.477.8261
jbottiglieri@compassdiversifiedholdings.com	lberman@igbir.com / mcimini@igbir.com
Compass Diversified Holdings Acquires Liberty Safe and Security
Products, Inc.
Expands Family of Niche Leading Businesses with Accretive Acquisition
Westport, Conn., April 1, 2010 — Compass Diversified Holdings (Nasdaq: CODI) (“CODI” or the “Company”) an owner of leading middle market businesses, announced today that on March 31, 2010, it entered into an agreement to acquire and consummated the acquisition of Liberty Safe and Security Products, Inc. (“Liberty”).
Based in Payson, Utah and founded in 1988, Liberty is the premier designer, manufacturer and marketer of home and gun safes in North America. From its over 200,000 square foot manufacturing facility, the company produces a wide range of home and gun safe models in a broad assortment of sizes, features and styles. Products are marketed under the Liberty brand, as well as a portfolio of licensed and private label brands, including Remington, Cabela’s and John Deere. The company’s products are the market share leader and are sold in various sporting goods, farm and fleet, and home improvement retailers. Liberty also has the largest independent dealer network in the industry. For the year ended December 31, 2009, Liberty reported revenue of $73.8 million.
CODI paid approximately $70 million to purchase Liberty, funding the acquisition with drawings under CODI’s revolving credit facility. In addition, CODI paid approximately $1.5 million in expenses associated with this transaction. CODI’s initial ownership position in the company is approximately 96%.
Commenting on the acquisition, Joe Massoud, CEO of Compass Diversified Holdings, said, “Liberty represents an ideal addition to our family of niche leading businesses. The company possesses those important characteristics that we seek in all of our businesses, including strong industry positioning, experienced management, stable cash flows and favorable macro trends. Demand among avid shooting sports enthusiasts remains healthy and we expect to benefit from increasing awareness of the need for safe storage of firearms. In addition, we believe that there is a largely untapped market for premium home safes that represents an important growth avenue for the company going forward. We are enthusiastic about the prospect of working with the Liberty management team.”
Mr. Massoud added, “We expect the acquisition of Liberty to immediately provide our owners with ten to fifteen cents per share of cash flow accretion on a full year basis. Furthermore, we are optimistic that in the current environment, we will have additional opportunities to acquire businesses attractively on behalf of our shareholders.”
Jeff Talley, President and Chief Executive Officer of Liberty, will continue to serve in the same capacity at the company. Mr. Talley commented, “We are excited about Compass’s acquisition of Liberty. We look forward to continuing our long history of providing outstanding products to our customers. In addition, we expect to work with the Compass team to assess and implement a range of marketing and operating initiatives designed to further enhance cash flow.”
Additional information on the acquisition will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission on or before April 2, 2010.
About Compass Diversified Holdings (“CODI”)
Compass Diversified Holdings (“CODI”) was formed to acquire and manage a group of middle market businesses that are headquartered in North America. Its subsidiaries are a diverse group of businesses with highly defensible market positions.
CODI’s structure involves acquisition of controlling ownership interests in its subsidiaries in order to maximize its ability to impact each subsidiary’s performance. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI’s model involves discipline in identifying and valuing businesses, proactive engagement with the management teams of the companies it acquires and the monetization of its subsidiaries when it believes that doing so will maximize shareholder value. The Company seeks to provide an extraordinarily high level of transparency in financial reporting and governance processes for the benefit of its shareholders. CODI currently has seven subsidiaries operating in distinct market niches. The cash flows generated by these businesses are utilized in pursuit of CODI’s dual objectives of investing in the long-term growth of the Company and making distributions of cash to its shareholders.
Our Subsidiary Businesses
Each of our companies is a leader in their respective market niche.
Based in Ecru, MS, American Furniture Manufacturing is a manufacturer of promotionally priced upholstered furniture. Visit www.americanfurn.net.
Based in Coral Springs, FL, Anodyne Medical Device is a designer and manufacturer of medical therapeutic support surfaces and other wound treatment devices. Visit www.anodynemedicaldevice.com.

Based in Aurora, CO, Advanced Circuits is a manufacturer of quick-turn, prototype and production rigid printed circuit boards (“PCBs”). Visit www.advancedcircuits.com.
Based in Watsonville, CA, Fox Racing Shox is a designer, manufacturer and marketer of suspension products for mountain bikes and powered off-road vehicles. Visit www.foxracingshox.com.
Based in Sterling, IL, Halo Lee Wayne is a one-stop resource for design, sourcing and fulfillment of promotional products. Visit www.haloleewayne.com.
Based in Payson, UT, Liberty Safe is a designer and manufacturer of premium home and gun safes. Visit www.libertysafe.com.
Based in Cincinnati, OH, Staffmark is a provider of temporary staffing services, operating approximately 300 locations in 29 states. Visit www.staffmark.com.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A copy of this press release, and of past press releases, is available on Compass Diversified Holdings’ website located at www.compassdiversifiedholdings.com.
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